Exhibit 10.1

December 8, 2016

Roger Newton

Re: Scientific Advisor Agreement

Dear Roger:

This letter agreement documents our understanding regarding your decision to transition into a new role at Esperion Therapeutics, Inc. (the “Company”). We appreciate your contributions and we share your desire for a smooth and mutually beneficial transition plan. With that in mind, by signing below you and the Company agree as follows:

1.                                      Final Agreement

If fully executed, as of December 8, 2016 this Scientific Advisor Agreement (the “Agreement”) will become the final binding agreement between you and the Company and will fully supersede other agreements or understandings between you and the Company relating to the terms and conditions of your employment, including without limitation, your employment agreement dated December 4, 2012 (the “Prior Employment Agreement”). Notwithstanding the foregoing, by accepting this Agreement, you hereby reaffirm your Employee Non-competition Confidentiality and Assignment Agreement dated January 22, 2014 (the “Noncompetition Agreement”), which is incorporated by reference herein, and remains in full force.1 For the avoidance of doubt, the Restricted Period, as defined in the Noncompetition Agreement, shall continue during your employment as a Scientific Advisor and for one year after your employment relationship ends. In addition, your equity rights will continue to be governed by the Equity Documents2 except to the extent specifically modified by this Agreement.

1 Pursuant to the Defend Trade Secrets Act effective May 11, 2016, the following is hereby added to the Noncompetition Agreement: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation oflaw; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

2 The following are the “Equity Documents”:

(a)	the HDL Therapeutics, Inc. 2008 Incentive Stock Option and Restricted Stock Plan;
(b)	the Esperion Therapeutics, Inc. 2013 Stock Option and Incentive Plan;
(c)	the Option Grant from the Company to you dated January 16, 2013;
(d)	the Early Exercise Option Grant Notice from the Company to you dated January 16, 2013, and the corresponding Early Exercise Stock Option Agreement between you and the Company;
(e)	the Incentive Stock Option Agreement between you and the Company dated July 23, 2013;

2.                                      Title/Duties and Responsibilities

Effective December 8, 2016, you will no longer serve in the role of Executive Chairman & Chief Scientific Officer (“CSO”) at the Company, you will transition to the role of Scientific Advisor to the Company’s President and Chief Executive Officer (“CEO”). As a Scientific Advisor, you will continue to work and provide services to the Company, although your role will change and your time commitment will be reduced to a level to be determined by the CEO after consultation with you. Your duties and other details associated with your employment and your new role will also be determined by the Company’s CEO after consultation with you. While you will no longer serve as Executive Chairman of the Company’s Board of Directors (the “Board”), you will continue to serve as a member of the Board, subject only to the bylaws and other processes and procedures relative to election and removal. You may also perform outside board, consulting and advisory arrangements that do not violate the Noncompetition Agreement or your fiduciary duties as a Board member and that do not interfere with your role as Scientific Advisor. To the extent that you are interested in performing other business activities not specifically addressed in this Section 2, you may seek approval from the Company’s CEO.

3.                                      Compensation

As a Scientific Advisor, you shall receive a base salary at the rate of $120,000 per year.  You shall not be entitled to any additional compensation in connection with your Board membership. Your outstanding equity will be governed by the terms and conditions of the Equity Documents and will continue to vest through the last day of your service relationship; for the avoidance of doubt it is understood and agreed that you will continue to have service relationship for purposes of the Equity Documents whether you are serving in the capacity as a Company employee (including without limitation, Scientific Advisor) or a Board member. You will not be entitled to accrue any additional paid time off while serving as Scientific Advisor. You will continue to be eligible for employee benefits to the extent permissible under such plans and programs. You will not be entitled to severance pay or benefits, including in connection with your transition from the position of CSO or in connection with the ending of your employment whenever that occurs.  Any further equity grants or bonus payments shall be purely discretionary and subject to Board approval. You are not entitled to any other compensation except as specifically set forth in this Section 3.

4.                                      Equity

You acknowledge that the following summarizes all stock options (after all authorized adjustments since the applicable grant date) that the Company has granted to you as of the date of this letter:

(f)           the Incentive Stock Option Agreement between you and the Company dated December  20, 2013;

(g)          the Incentive Stock Option Agreement between you and the Company dated January 2, 2015; and

(h)         the Incentive Stock Option Agreement between you and the Company dated March  18, 2015.

Grant Date	Total Shares Granted	Unvested Shares	Vested Shares	Exercisable Shares	Purchase Price Per Shares
January 16, 2013	76,141	4,759	71,382	76,141	$2.095807
July 23, 2013	90,000	16,875	73,125	73,125	$17.11
December 20, 2013	20,000	6,250	13,750	13,750	$12.92
January 2, 2015	20,000	11,250	8,750	8,750	$41.23
March 18, 2015	8,000	5,000	3,000	3,000	$105.72

All such grants were made in the form of incentive stock options under the federal tax laws, to the maximum extent permissible, provided, however, that to the extent it is determined that any such options do not meet the applicable requirements of an incentive stock option, such options shall be deemed to be non-qualified stock options.

Your equity compensation shall be governed by the terms and conditions of the applicable Equity Documents, and you acknowledge and agree that you are not entitled to any equity rights other than as reflected in the Equity Documents (which continue to be binding on you and the Company), provided notwithstanding anything to the contrary in the Equity Documents, (i) in the event of a Sale Event all of your stock options and other stock-based awards with time-based vesting, including the January 16, 2013 Option Grant, shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of the Sale Event. For purposes of this Agreement, a “Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

5.                                      At Will Employment

Notwithstanding anything to the contrary in this Agreement or otherwise, your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason without any right to severance pay or benefits. Further, you acknowledge and agree that you are not entitled to any severance pay or benefits under the Prior Employment Agreement or otherwise.

6.                                      Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the

Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7.                                Legally Binding

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

8.                                Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

9.                                Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of State of Michigan without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

10.                         Entire Agreement

This Agreement along with the Noncompetition Agreement and the Equity Documents (subject to footnote 3 and Section 4 of this Agreement) constitute the entire agreement between you and the Company with respect to the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company with respect to the subject matter herein including, without limitation, the Prior Employment Agreement.

To accept this Agreement, please return a signed, original of this Agreement to me. This Agreement shall become effective upon execution by both parties the (“Effective Date”).

11.                         Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning it to me.

Very truly yours,

/s/ Tim M. Mayleben

ESPERION THERAPEUTICS, INC.

Tim M. Mayleben

President & Chief Executive Officer

The foregoing is agreed to and accepted by:

/s/ Roger Newton	December 8, 2016
Roger Newton	Date